Exhibit 4.3
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                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


1.       PURPOSE
                  The purpose of this 2000 Stock Option Plan for Non-Employee Directors (the "Plan") of International Specialty Products Inc. (the "Company") is to encourage ownership of ISP's common stock, $.01 par value ("Common Stock"), by outside directors of the Company, whose services are considered essential to ISP's future growth and continued financial success and to thereby provide them with a further incentive to continue as directors of the Company. The stock options (the "Option" or "Options") granted pursuant to the Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any Eligible Director (as hereinafter defined) participating in the Plan.


2.       PARTICIPATION IN THE PLAN
         All directors of the Company who are not officers or employees of the Company or any subsidiary of the Company ("Eligible Director(s)") shall participate in the Plan, except for any Eligible Director who shall elect in a written notice to the Secretary of the Company not to participate in the Plan.

3.       COMMON STOCK SUBJECT TO THE PLAN
         The maximum number of shares of Common Stock available for the exercise of Options granted under the Plan shall be two hundred thousand (200,000) shares. Such number of shares of Common Stock shall be subject to adjustment as provided in Section 7 of the Plan. Such shares may be authorized but unissued shares of Common Stock or shares of Common Stock issued and reacquired by the Company and held in its treasury. If any outstanding Option expires or is terminated for any reason without having been exercised in full, the shares of Common Stock covered by the unexercised portion of such Option shall again become available for the grant of Options.

4.       NONSTATUTORY STOCK OPTIONS
         All Options shall be nonqualified Options and shall not be entitled to tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date, and as may be amended from time to time (the "Code").

5.       TERMS, CONDITIONS AND FORM OF OPTIONS
         (a) Option Agreements. Each Option granted under the Plan shall be evidenced by a written agreement setting forth the terms and conditions of such grant (the "Stock Option Agreement"), which


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                  shall be executed by the Company and by the person to whom the
                  Option is granted.

         (b) Grant of Options. Each person who first becomes an Eligible Director after the Effective Date (as hereinafter defined) of the Plan shall be granted automatically, as of the date such person becomes an Eligible Director, an Option to purchase 5,000 shares of Common Stock of the Company (the "Initial Option"), subject to adjustment as provided in Section 7 of the Plan. Each person who is an Eligible Director on the Effective Date and each person who first becomes an Eligible Director thereafter shall be granted automatically, on each anniversary date of such Eligible Director's initial election or appointment to the Board of Directors, commencing in the year 2000, an additional Option to purchase 3,000 shares of Common Stock of the Company (an "Additional Option"), subject to adjustment as provided in Section 7 of the Plan, provided that such Eligible Director has continued to serve in such capacity through such anniversary date. If the date of grant of any Option is not a business day, such Option shall be granted on the next succeeding business day.

         (c) Options Not Transferable. The rights and benefits under the Plan may not be assigned, except as provided in this Section 5(c). Each Option shall not be transferable by the optionee, except by will or, if the optionee dies intestate, by the laws of descent and distribution of the state of the optionee's domicile at the time of his death, and shall be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

         (d) Exercise of Options. Subject to Section 5(e) hereof, an Option granted under the Plan shall, to the extent not exercised, expire on the ninth anniversary of the date of grant. To the extent that an Option is not exercised within the period of time prescribed by the Plan and the Stock Option Agreement confirming the Option, the Option shall lapse and all rights of the optionee with respect to it shall terminate. An Initial Option granted to an Eligible Director shall vest and become exercisable in equal annual installments on each of the first through third anniversaries of the date of grant. An Additional Option granted to an Eligible Director shall fully vest and become exercisable with respect to one hundred percent (100%) of the aggregate number of shares of Common Stock subject to such Additional Option on the first anniversary of the date of grant. Options may be exercised only by written notice to the Company addressed to the office of the Secretary of the Company and accompanied by payment of


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                  the full exercise price for the shares as to which they are exercised.

         (e) Termination of Service; Exercise by Representative Following Death or Disability of Director. If an Eligible Director who has been granted Options under the Plan shall cease to be a director of the Company for any reason then each Option held by such Eligible Director on the date of such cessation, to the extent then exercisable, may be exercised at any time prior to the earlier of (i) its expiration date or (ii) the expiration of a sixty (60) day period following the date of such cessation.

6.       OPTION EXERCISE PRICE; PAYMENT FOR SHARES
         (a) The exercise price for each share of Common Stock subject to an Option shall be equal to the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of grant of such Option and shall be payable in cash (including check, bank draft, money order or wire transfer), or, if approved by the Board of Directors in its sole discretion, by delivering shares of Common Stock already owned by the optionee and having an aggregate value (based on the Fair Market Value of the Common Stock so delivered as of the day preceding the date of delivery) equal to the exercise price of the Option shares purchased, or by delivering to the Company a combination of such shares and cash having an aggregate value (based on the Fair Market Value of the Common Stock so delivered as of the date preceding the date of delivery) equal to the exercise price of the Option shares purchased.

         (b) For purposes of Section 6 hereof, "Fair Market Value", as of any date, shall mean (i) in the event the Common Stock is listed on a national securities exchange, the closing price as reported for composite transactions on the date, or, if no sales occurred on that date, then the closing price on the next preceding date on which such sales of Common Stock occurred; (ii) in the event the Common Stock is not listed on a national securities exchange, the mean between the high bid and the low asked prices reported for shares of Common Stock traded over-the-counter on that date, or, if no bid and asked prices were reported on that date, then the mean between the high bid and low asked prices on the next preceding date on which such prices were reported; or (iii) in the event there are no over-the-counter prices for the Common Stock and it is not listed on a national securities exchange, the fair market value determined by the Board of Directors either on the basis of the available price of the Common Stock or in such other manner as the Board of Directors may deem reasonable.



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7.       GENERAL PROVISIONS
         (a) No Rights as Stockholders. An Eligible Director to whom an Option is granted shall not be deemed the holder of any shares subject to the Option or have any rights of a stockholder with respect thereto until the date of issuance to such Eligible Director of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date precedes the date such certificate is issued.

         (b) Term of the Plan. The Plan shall terminate on the tenth anniversary of the Effective Date of the Plan. No Options shall be granted more than ten (10) years after the Effective Date.

         (c) Limitation of Rights. Neither the Plan, nor the granting of an Option, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director, nor confer upon any Eligible Director the right to remain a member of the Board of Directors, for any period of time or at any particular rate of compensation.

         (d) Adjustments. The aggregate number of shares of Common Stock subject to the Plan, the number of shares subject to outstanding Options, the exercise price of such outstanding Options and the number of shares covered by future Option grants shall be appropriately adjusted, in any reasonable manner determined by the Board of Directors, to reflect any future stock dividends, stock splits, split-ups, reorganizations, recapitalizations or other substitutions of securities of the Company for the present Common Stock. Such adjustment shall be effective and binding for all purposes of the Plan and each Stock Option Agreement entered into under the Plan. Upon the effective date of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any reclassification or reorganization of the then outstanding shares of Common Stock) and upon the effective date of any sale of all or substantially all of the assets of the Company to any other entity (a "Terminating Event"), the Plan and any unexercised Options granted under the Plan shall terminate unless a provision shall be made in writing in connection with such Terminating Event for the continuance of the Plan and, if the Company is not the surviving corporation, for the assumption of such unexercised Options by a successor parent or subsidiary thereof or for the substitution for such unexercised Options of new Options covering shares of such successor with appropriate adjustments as to number, price and kind of securities or property subject to such new Options. In such event, the Plan and the unexercised Options theretofore granted or the new Options substituted therefor shall continue in the manner and under the terms provided in the Plan. No


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                  adjustment or substitution provided for in this Section 7
                  shall require the Corporation to issue a fractional share.

         (e) Surrender and Repurchase of Options. A Stock Option Agreement may provide that in the event of any tender or exchange offer (other than an offer by the Company) for shares of Common Stock, the optionee will have the unconditional right (a "Limited Right") to surrender all or any portion of such Option (regardless of the extent to which such Option is then exercisable) during the 30-day period following the date shares are first purchased or exchanged pursuant to such offer (but without regard to the number of shares so purchased) and to receive in consideration of such surrender an amount equal to the excess of the "Fair Market Value on the date of surrender" (as hereinafter defined) of the shares covered by the surrendered portion of the Option over the exercise price of the shares covered by such portion of the Option. Such amount shall be paid in (i) cash, (ii) Common Stock, or (iii) any combination of cash and Common Stock, with the form of payment to be at the election of the Board of Directors, provided, however, that in every instance the Board of Directors shall determine that such payment is consistent with the purposes set forth in Section 1 of the Plan. For the purposes of Limited Rights, the term "Fair Market Value on the date of surrender" shall mean the average of the Fair Market Value of the shares of Common Stock during the period commencing on the date the bidder publicly announced its intention to pay the price which was initially paid for, or the exchange ratio which was initially used for, such shares first purchased or exchanged and ending on the date on which such shares were first purchased or exchange, inclusive.

         (f) Effective Date. This Plan shall take effect on and as of July 1, 2000 (the "Effective Date"), subject to approval of the Plan by the stockholders of the Company by no later than the next Annual Meeting of Stockholders of the Company to occur after the Effective Date. If such stockholder approval is not obtained on or prior to the date of such Annual Meeting, all prior Option grants shall be void ab initio and of no further force and effect. In no event shall any Option be exercisable unless the Common Stock subject thereto (i) has been registered under the Securities Act of 1933, as amended, and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state "blue sky" laws is available and (ii) has been admitted to listing on any stock exchange on which the Common Stock may then be listed free of any conditions not acceptable to the Company.

         (g) Amendment. The Board of Directors of the Company may terminate, modify, suspend or amend the Plan at any time and from time to time. No Option shall be modified or amended without the consent of the optionee or the optionee's


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                  executor, administrator, guardian or legal representative to the extent that such action would adversely alter or impair any rights or obligations under any Option granted under the Plan.

         (h) Notice. Any written notice to the Company required by any of the provisions of the Plan or a Stock Option Agreement under the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

8.       GOVERNING LAW
         The Plan, together with all Options and Stock Option Agreements under the Plan, and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of New Jersey, to the extent not superseded by the laws of the United States.














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